EXHIBIT 95.1

The following disclosures are provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Item 104 of Regulation S-K, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The disclosures reflect our U.S. mining operations only, as the requirements of the Dodd-Frank Act and Item 104 of Regulation S-K do not apply to our mines operated outside the United States.

Below, we present the following items regarding certain mining safety and health matters for the quarter ended September 30, 2020:

•	the total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under section 104 of the Mine Act for which we have received a citation from the Mine Safety and Health Administration (“MSHA”);

•	the total number of orders issued under section 104(b) of the Mine Act;

•	the total number of citations and orders for unwarrantable failure of us to comply with mandatory health and safety standards under section 104(d) of the Mine Act;

•	the total number of flagrant violations under section 110(b)(2) of the Mine Act;

•	the total number of imminent danger orders issued under section 107(a) of the Mine Act;

•	the dollar value of proposed assessments from the MSHA under the Mine Act relating to any type of violation, regardless of whether such proposed assessments were being challenged or appealed;

•	a list of the mines that have received written notice from the MSHA of a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety standards under section 104(e) of the Mine Act;

•	a list of mines that have received written notice from the MSHA of the potential to have such a pattern;

•	the total number of mining-related fatalities; and

•	pending legal actions before the Federal Mine Safety and Health Review Commission involving our mines as of September 30, 2020, as well as the aggregate number of legal actions instituted and the aggregate number of legal actions resolved during the quarter ended September 30, 2020.

Gatos Silver, Inc.

Mine Safety Disclosures

Quarter Ended September 30, 2020*

Mine Name/ MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Sunshine Mine/ 1000089	—	—	—	—	—	$123	—	No	No	—	—	—

* In connection with our initial public offering consummated on October 30, 2020, our U.S. mining operations were spun-off to our shareholders immediately prior to the completion of the initial public offering.